Exhibit 26(h)(7)(c)

AMENDMENT TO PARTICIPATION AGREEMENT

Pursuant to the Amended and Restated Participation Agreement, made and entered into as of the 14th day of April 2000, as amended August 1, 2003, by and among MFS Variable Insurance Trust, United Investors Life Insurance Company and Massachusetts Financial Services Company, the parties do hereby agree to an amended Schedule A, which is attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. This Amendment shall take effect September 1, 2005.

UNITED INVESTORS LIFE INSURANCE COMPANY

By its authorized officer,

By:	/s/ John H. Livingston
John H. Livingston
Secretary & Counsel

MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios
By its authorized officer and not individually,

By:	/s/ Susan S. Newton
Susan S. Newton
Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized officer,

By:	/s/ Jeffrey N. Carp
Jeffrey N. Carp
Executive Vice President and General Counsel

As of September 1, 2005

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors	Policies Funded by Separate Account	Portfolios Applicable to Policies
RetireMAP Variable Annuity, September 20, 1996	Variable Annuity – V96	Emerging Growth Series MFS Investors Trust Series MFS Research Series MFS Utilities Series

Titanium Universal Life Variable Account, September 15, 1999	Variable Life – TL99	MFS Emerging Growth Series MFS High Income Series MFS Investors Trust Series MFS Research Series MFS Total Return Series MFS Value Series

Titanium Annuity Variable Account, September 15, 1999	Variable Annuity – TVA	MFS Emerging Growth Series MFS High Income Series MFS Investors Trust Series MFS Research Series MFS Total Return Series MFS Value Series